UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 31, 2005

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane P.O. Box 32428 Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

(502) 366-3452
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b)     At a meeting held on January 31, 2005, the Board of Directors of Industrial Services of America, Inc. accepted the resignation of Director James E. Vining, effective as of February 1, 2005. Mr. Vining resigned to devote more time to his own business.

     (d)     On January 31, 2005, the Board of Directors elected Orson Oliver to serve as a member of the Board of Directors of Industrial Services of America, Inc., to fill the vacancy caused by the resignation of James E. Vining, effective as of February 1, 2005. The Board of Directors also appointed Mr. Oliver to the Audit Committee and the Nominating Committee, of which Mr. Oliver will serve as chair. Mr. Oliver, age 61, is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C.  In September of 1975, he joined Bank of Louisville as general counsel.  In November of 1985, he became president of the Bank of Louisville.  When it was acquired in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky.  Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania, with assets of $77.3 billion.  Mr. Oliver has been a member of the Board of Directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Services of America, Inc.

Date: February 4, 2005	By: /s/ Alan L. Schroering
Alan L. Schroering, Chief Financial Officer